Exhibit (b)(1)

EXECUTION VERSION

MULTICURRENCY REVOLVING FACILITY AGREEMENT

4 JUNE 2008

EUR 300,000,000

AGREEMENT

for

IPSEN SA

and certain of its Subsidiaries

arranged by

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

with

SOCIÉTÉ GÉNÉRALE

acting as Agent

Allen & Overy LLP

80105-00162 PA:3394899.5

Schedule

1.	The Original Parties	69
	Part 1 The Original Obligors	69
	Part 2 The Original Lenders	69
2.	Conditions Precedent	70
	Part 1 Conditions Precedent to Signing	70
	Part 2 Conditions Precedent to the First Drawing	72
	Part 3 Conditions Precedent Required to be Delivered by an Additional Borrower	74
	Part 4 Utilisation Request	76
3.	Mandatory Cost Formulae	77
4.	Form of Transfer Agreement	80
5.	Form of Accession Letter	82
6.	Form of Resignation Letter	83
7.	Form of Compliance Certificate	84
8.	Existing Security	85
9.	Timetables	86

Signatories		88

THIS AGREEMENT is dated 4 June 2008 and made between:

(1)

IPSEN SA, a company incorporated under the laws of France as a société anonyme with a share capital of €84,043,183.00 with registered office at 42 rue du Docteur Blanche, 75016 Paris, registered with the trade and companies registry of Paris under number 419 838 529 RCS Paris (the Company);

(2)	THE SUBSIDIARIES of the Company listed in Part 1 of Schedule 1 (The Original Parties) (as Original Borrowers);

(3)

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING (the corporate and investment banking division of Société Générale), a company incorporated under the laws of France as a société anonyme with a share capital of €729,088,551.25, whose registered office is at 29 boulevard Haussmann, 75009 Paris France, registered with the Trade and Companies Registry of Paris under number 552 120 122 RCS Paris as mandated lead arranger (the Arranger);

(4)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the Original Lenders); and

(5)

SOCIÉTÉ GÉNÉRALE a company incorporated under the laws of France as a société anonyme with a share capital of €729,088,551.25, whose registered office is at 29 boulevard Haussmann, 75009 Paris, France, registered with the Trade and Companies Registry of Paris under number 552 120 222 RCS Paris as agent of the other Finance Parties (the Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Letter means a document substantially in the form set out in Schedule 6 (Form of Accession Letter) with such amendments as the Agent and the Company may agree.

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

Additional Cost Rate has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Paris foreign exchange market at or about 11.00 a.m. on a particular day.

Anti-Terrorism Law means each of:

(a)

Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued September 23, 2001, as amended by Order 13268 (as so amended, the Executive Order);

(b)

the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act) (the USA Patriot Act); and

(c)	the Money Laundering Control Act of 1986, 18 U.S.C. sect. 1956.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Automatic Cancellation Event means the termination, cancellation or abandonment of the Merger (in each case by any party and for any reason).

Availability Period means the period from and including the date of this Agreement to and including 1 month prior to the Termination Date.

Available Commitment means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Facility means the aggregate for the time being of each Lender’s Available Commitment.

Base Currency means euro.

Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

Beaufour Family means Anne Beaufour, Henri Beaufour, Véronique Beaufour and François Beaufour (the Individuals) together with any company to the extent at least 51% of its share capital or voting rights is held by one or more of the above Individuals directly or indirectly through their family trust.

Bidco means Beaufour Ipsen Pharma SAS a company incorporated under the laws of France whose registered office is at 24 rue Erlanger, 75016, Paris, registered with the Trade and Companies registry of Paris under number 382 699 031 RCS Paris.

Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 24(Changes to the Obligors).

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Paris, and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

Certain Funds Loan means a Loan made or to be made during the Certain Funds Period where such Loan is to be made solely for the purpose set out in Clause 3.1 (Purpose) paragraphs (a) and (b).

Certain Funds Period means the period commencing on the Signing Date and ending on the earlier of (a) the Closing Date and (b) the earlier of (i) the date on which an Automatic Cancellation Event occurs and (ii) 30 October, 2008.

Closing Date is the date on which Completion occurs.

Code means the United States Internal Revenue Code of 1986.

Commitment means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Facility Commitment in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Company Disclosure Schedule has the meaning given to it in the Merger Agreement.

Completion means the completion of the Merger in accordance with clause 1.2 of the Merger Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

Default means an Event of Default or a Potential Event of Default.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dutch Obligor means an obligor incorporated under Dutch law.

Employee Plan means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Group Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an employer as defined in Section 3(5) of ERISA.

ERISA means the United States Employee Retirement Income Security Act of 1974.

ERISA Affiliate means any person that is treated as a single employer with any Obligor for the purposes of Section 414 of the Code.

ERISA Event means:

(a)	an event specified as such in Section 4043 of ERISA or any related regulations, other than an event in relation to which the requirement to give notice of that event is waived by any regulation;

(b)

a failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not there has been any waiver of notice of the minimum funding standard under Section 412 of the Code;

(c)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan;

(d)	the termination of any Employee Plan under Section 4041(c) of ERISA;

(e)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(f)	the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(g)

the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or

(h)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA.

EURIBOR means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default).

Facility means the revolving loan facility made available under this Agreement as described in Clause 2 (Facility).

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fee Letter means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees).

Finance Document means this Agreement, any Fee Letter, any Accession Letter, the First Demand Guarantee, any Resignation Letter, the Mandate Letter and any other document designated as such by the Agent and the Company.

Finance Party means the Agent, the Arranger or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

First Demand Guarantee means the first demand guarantee dated the date hereof given by the Guarantor in relation to the obligations of any Borrower and any Additional Borrower under the Finance Documents.

French Obligor means an Obligor incorporated under French law.

GAAP means generally accepted accounting principles in France, including IFRS.

Group means the Company and its Subsidiaries for the time being (including the Target after the Closing Date).

Guarantor means the Company.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Information Memorandum means the document in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, is to be prepared in relation to this transaction and distributed by the Arranger to selected financial institutions.

Initial Total Commitments means the aggregate of the Total Commitments, being EUR 300,000,000 at the date of this Agreement.

Investment Company has the meaning given to it in the United States Investment Company Act of 1940.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

Ipsen Farmaceutica BV means means Ipsen Farmaceutica B.V., a limited liability company incorporated under Dutch law and registered under number 3322135.

Ipsen Pharma means a company incorporated under the laws of Spain, whose registered office is at Carretera de Laurea Miro, 395, Sant Feliu de LLobregat with tax identification number A20005088.

Japanese Yen means the lawful currency of Japan.

Lender means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

Loan means a loan made or to be made under this Agreement or the principal amount outstanding for the time being of that Loan.

Mandate Letter means the mandate letter signed on 23 May 2008 between the Arranger, the underwriter and the Company.

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

Major Event of Default means an Event of Default arising

(i)

due to the breach of any undertaking referred to in paragraph (a) of Clause 21.2 (Compliance with laws and antitrust regulations), 21.3 (Compliance with the terms of the Merger Documents), 21.4 (Negative pledge), 21.12 (Federal Reserve Regulations), 21.13 (Compliance with United States Investment Act 1940), Clause 21.14 (Anti-Terrorism Laws) or Clause 21.15 (Compliance with ERISA); or

(ii)

an Event of Default arising under Clause 22.1 (Non-payment), Clause 22.6 (Cross default), Clause 22.7 (Insolvency), Clause 22.8 (Insolvency proceedings) in relation to an Obligor or any Material Company only or Clause 22.11 (Unlawfulness).

Major Representation means a representation or warranty under any of Clause 18.1 (Status), Clause 18.2 (Binding obligations), Clause 18.3 (Non-conflict with other obligations), Clause 18.4 (Power and authority), Clause 18.5 (Validity and admissibility in evidence), Clause 18.12 (Pari passu ranking), Clause 18.17 (Margin Stock) or Clause 18.19 (Merger).

Majority Lenders means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

Margin means 0.50 per cent. per annum.

Margin Regulations means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock means “margin stock” within the meaning of the Margin Regulations.

Material Company means the Company and any member of the Group which has EBITDA representing 5% or more of the Consolidated EBITDA of the Group or which has turnover representing 5% or more of the Group being as of 31 December 2007 the list of Subsidiaries provided under Clause 3 (h) in Part 1 of Schedule 2 (Conditions Precedent) and any other member designated as a Material Company in a Compliance Certificate.

Material Adverse Effect means a material adverse effect on:

(a)	an Obligor’s ability to perform or comply with its payment obligations or other material obligations under the Finance Documents; or

(b)	the validity or enforceability of, or the effectiveness or the rights or remedies of any Lender under the Finance Documents.

Merger means the merger of Merger Sub with and into Target (with Target as the “Surviving Entity”) on the terms of, and subject to the conditions set forth in, the Merger Agreement.

Merger Agreement means the Agreement and Plan of Merger dated on or about the date hereof, by and among the BidCo, Merger Sub and Target.

Merger Consideration has the meaning given to it in the Merger Agreement.

Merger Costs means all costs, fees and expenses and all stamp duty, registration and other similar Taxes incurred in connection with the Merger.

Merger Documents means:

(a)	the Company Disclosure Schedule;

(b)	the Merger Agreement;

(c)	the Proxy Statement; and

(d)	any other document designated as such by the Agent and the Company.

Merger Sub means Tribeca Acquisition Corporation a corporation to be organized under the laws of the State of Delaware being a wholly-owned subsidiary of Bidco.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Multiemployer Plan means a multiemployer plan as defined in Section 3(37) of ERISA to which a U.S. Group Company or any ERISA Affiliate has an obligation to contribute for the benefit of any employees of a U.S. Group Company or any ERISA Affiliate.

Obligor means a Borrower or a Guarantor.

Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

Original Financial Statements means:

(a)	in relation to the Company, the audited consolidated and unconsolidated financial statements of the Company for the financial year ended 31 December 2007;

(b)	in relation to each other Original Obligor other than the Company, its audited unconsolidated financial statements for the financial year ended 31 December 2007; and

(c)	in relation to Target its audited consolidated Financial Statements for the financial year ended 31 December 2007.

Original Obligor means an Original Borrower or the Guarantor.

Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Acquisition means one or several acquisitions by a member of the Group for cash or share consideration of all or part of the issued share capital of a target, business or undertaking and engaged in a business substantially the same as that carried on by the Group, provided that if the proposed purchase consideration exceeds EUR 50,000,000 (or the equivalent in any foreign currency) on the date such acquisition is announced the Agent receives a certificate signed by the Chief Financial Officer of the Company which gives calculations showing in reasonable detail that the Borrowers will remain in compliance with Financial Covenants if the covenants tests were recalculated for the relevant period ending on the most recent Test Date consolidating the financial statements of the target (consolidated if it has Subsidiaries) or business, with financial statements of the Group for such period on a pro forma basis as if the consideration for the proposed acquisition had been paid at the start of that relevant period, taking into account synergies deemed reasonably achievable within the 12 months following completion of the proposed acquisition.

Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(a)	maintained by any Obligor or any ERISA Affiliate; or

(b)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

Potential Event of Default means any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Proxy Statement has the meaning given to it in the Merger Agreement.

Qualifying Lender has the meaning given to it in Clause 13 (Tax Gross Up and Indemnities).

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reduction Date means each of the dates set out in column 1 of the table under Clause 7.2 (Reduction of Facility).

Reduction Instalment means the amount of repayment and/or cancellation of the Facility in accordance with Clause 7.2 (Reduction of Facility).

Reference Banks means, in relation to LIBOR, the principal London offices of BNP Paribas, HSBC and Société Générale and, in relation to EURIBOR, the principal office in Paris of BNP Paribas, HSBC and Société Générale or such other banks as may be appointed by the Agent in consultation with the Company.

Regulations T, U and X means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time hereafter in effect.

Relevant Interbank Market means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts its business.

Repeating Representations means each of the representations set out in Clause 18.1 (Status), Clause 18.2 (Binding obligations), Clause 18.3 (Non-conflict with other obligations), Clause 18.4 (Power and authority), Clause 18.5 (Validity and admissibility in evidence), Clause 18.6 (Governing law and enforcement), Clause 18.9 (No default), Clause 18.10 (No misleading information), Clause 18.11 (Financial statements), Clause 18.12 (Pari passu ranking), Clause 18.13 (No proceedings pending or threatened), Clause 18.14 (Authorisations in place), Clause 18.15 (Insurance), Clause 18.16 (ERISA), Clause 18.17 (Margin Stock), Clause 18.18 (Other United States Laws), and Clause 18.19 (Merger).

Reportable Event means:

(a)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)

a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

Resignation Letter means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).

Restricted Party means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.

Rollover Loan means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing the maturing Loan.

Screen Rate means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Signing Date means the date of execution of this Agreement.

Spanish Obligor means an obligor incorporated in Spain.

Specified Time means a time determined in accordance with Schedule 10 (Timetables).

Sterling or £ means the lawful currency of the United Kingdom.

Subsidiary means, in relation to any company, another company which is controlled within the meaning of article L.233-3, of the French Code de Commerce.

Target means Tercica Inc. a company incorporated in Delaware being the “Surviving Entity” as defined in the Merger Agreement.

TARGET means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means:

(a)	until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is,

open for the settlement of payments in euro.

Target Shares means all of the share capital and voting rights of Target.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means 5 years from the Signing Date.

Ticking Fee Payment Date is the date falling the earlier of (i) the Unconditional Date and, as the case may be, (ii) the date on which an Automatic Cancellation Event occurs and (iii) 30 October 2008.

Total Commitments means the Initial Total Commitment and/or as relevant the Total commitments reduced from time to time in accordance with Clause 7.2 (Reduction of Facility).

Transaction Documents means the Finance Documents and the Merger Documents.

Transfer Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Agreement) or any other form agreed between the Agent and the Company.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.

Unconditional Date means the date on which the Company has obtained clearance from the Antitrust Authorities in respect of the Merger.

Unfunded U.S. Pension Liability means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code.

Unpaid Sum means any sum due and payable but unpaid by a Borrower under the Finance Documents.

U.S. Dollars and US$ means the lawful currency of the United States of America.

U.S. Group Member means any Subsidiary of the Group that is formed under the laws of the District of Columbia or any state of the United States of America or, for purposes of Clause 18.17, is subject to Regulation X.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 3.

VAT means value added tax.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the Agent, the Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees and a reference to Merger Sub includes, as from the Closing Date, Target;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	an amendment includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and amended will be construed accordingly;

(iv)	assets includes present and future properties, revenues and rights of every description;

(v)

corporate reconstruction includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(vi)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended or restated;

(vii)	gross negligence means “faute lourde”;

(viii)	a guarantee includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(ix)	incorporation includes the formation or establishment of a partnership or any other person and incorporate will be construed accordingly;

(x)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)	merger includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(xii)

know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(xiii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality);

(xiv)

a regulation includes any décret, regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xv)	a security interest includes any type of security (sûreté réelle) and transfer by way of security;

(xvi)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under any applicable law;

(xvii)	wilful misconduct means “dol”;

(xviii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xix)	unless a contrary indication appears, a time of day is a reference to Paris time.

(b)	Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is continuing if it has not been remedied or waived.

1.3	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(b)

a security or security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c) (i)	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(iii)

any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36(2) of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(iv)	a trustee in bankruptcy includes a curator;

(v)	an administrator includes a bewindvoerder;

(vi)	an attachment includes a beslag;

(vii)	a merger includes a juridische fusie;

(viii)	gross negligence means grove schuld;

(ix)	negligence means schuld;

(x)	wilful misconduct means opzet; and

(xi)	constitutional documents include statuten and any board regulation (not being board decisions).

2.	FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	funding, directly or indirectly (including by way of on-lending or capitalisation), of the payment of the Merger Consideration under the Merger Agreement; and

(b)	payment of the Merger Costs; and/or

(c)	general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 and Part 2 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) in relation to a Loan (other than one to which Clause 4.5 (Loans during the Certain Funds Period) applies) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)

it is Sterling, Japanese Yen or US Dollars or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 5 or more Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5	Loans during the Certain Funds Period

(a)

Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) in relation to a Certain Funds Loan, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Event of Default is continuing or would result from the proposed Certain Funds Loan;

(ii)	each Major Representation is true; and

(iii)

no event or circumstance has occurred and is continuing as a result of which it is or would be contrary to any law or regulation in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by the Finance Documents or to make, fund, issue or maintain its participation in any Loan or to make available any Loan.

(b)

During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ Participation) and subject as provided in Clause 8.1 (Illegality)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Loan;

(ii)

terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Loan;

(iii)	refuse to participate in the making of a Certain Funds Loan;

(iv)	exercise any right of set-off or counterclaim in respect of a Loan to the extent to do so would prevent or limit the making of a Certain Funds Loan; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Loan, provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of €5,000,000 or, if less, the Available Facility but in all cases at least €50,000; or

(ii)

if the currency selected is Sterling, Japanese Yen or US Dollars, a minimum equivalent Base Currency amount of €5,000,000 and thereafter in integral multiples of €5,000,000 or if less the Available Facility but in all cases at least €50,000 or its equivalent; or

(iii)

if the currency selected is an Optional Currency (other than Sterling, Japanese Yen or US Dollars), the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility but in all cases at least €50,000 or its equivalent; and

(iv)	in any event such that its Base Currency Amount is less than or equal to the Available Facility but in all cases at least €50,000 or its equivalent.

5.4	Lenders’ Participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

The Total Commitments shall be immediately cancelled at the end of the Availability Period.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ Participation).

7.	REPAYMENT

7.1	Repayment of Facility Loans

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

7.2	Reduction of Facility

(a)

Subject to paragraph (b) below, the Borrowers shall cancel all or part of the Facility and/or repay any Loan under the Facility on each Reduction Date referred to in column 1 of the table below (and such corresponding repaid commitment will automatically be cancelled), so that the Total Commitment equals the amount set out:

(i)	in column 2 below opposite that Reduction Date if the Merger takes place;

(ii)	in column 3 opposite that Reduction Date if the Facility has been automatically cancelled in part in accordance with Clause 8.3 (Partial automatic cancellation).

COLUMN 1	COLUMN 2	COLUMN 3

Reduction Date	Total Commitment (in euros)	Total Commitment (in euros)

12 months after the Signing Date	262,500,000	131,250,000

24 months after the Signing Date	225,000,000	112,500,000

36 months after the Signing Date	187,500,000	93,750,000

48 months after the Signing Date	150,000,000	75,000,000

60 months after the Signing Date	0	0

(b)

The Borrowers shall for the purposes of the reduction of the Initial Total Commitment described in paragraph (a) above, firstly, cancel undrawn commitments. If following such cancellation the Total Commitment exceeds the corresponding amount for the relevant Reduction Date, the Borrowers shall prepay the outstanding Loans by the excess amount provided that the Company gives no less than ten (10) Business Days’ prior notice to the Agent of such prepayment. Should the Company fail to give such notice, the Borrowers shall prepay the outstanding Loans by the excess amount pro rata to the global amount borrowed by each Borrower.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)

each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If any person or group of persons acting in concert (other than the Beaufour Family) gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)

if a Lender so requires and notifies the Agent within 5 days of the Company notifying the Agent of the event, the Agent shall, by not less than 10 days notice to the Company cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above control has the meaning given in article L.233-3 of the French Code de Commerce.

(c)	For the purpose of paragraph (a) above acting in concert has the meaning given in article L.233-10 of the French Code de Commerce.

8.3	Partial automatic cancellation

The Facility shall be automatically cancelled by an amount of EUR 150,000,000 (a) upon notification by the Company of the occurrence of an Automatic Cancellation Event or (b) if the Merger has not taken place before by 30th October, 2008. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4	Voluntary cancellation

The Company may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 5,000,000) of the Available Facility or an integral multiple thereof. Any cancellation under this Clause 8.4 shall reduce the Commitments of the Lenders rateably.

8.5	Voluntary Prepayment

The Borrower to which a Loan has been made may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of EUR 5,000,000 or an integral multiple thereof).

8.6	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document; or

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.7	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for a Borrower to perform any of its obligations to any Lender under paragraph (c) of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document,

(a)	the Company shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying that Lender, its Commitment will be immediately cancelled; and

(c)

that Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above or, if earlier, the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.8	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)

If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L.313-1 et seq, R.313-1, and R.313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and the Borrower’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Original Borrowers acknowledge that they have received from the Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that that letter forms part of this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)

Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of 1,2,3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders). In addition a Borrower (or the Company on its behalf) may select an Interest Period of a period of less than one (1) Month, if necessary to ensure that (when aggregated with the Available Facility) there are sufficient Loans (with an aggregate Base Currency Amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	A Loan has one Interest Period only.

10.2	Changes to Interest Periods

(a)

Prior to determining the interest rate for a Loan, the Agent may shorten the Interest Period for any Loan to ensure that, when aggregated with the Available Facility, there are sufficient Loans (with an aggregate Base Currency Amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Company and the Lenders.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement Market Disruption Event means:

(i)

at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)

before close of business in Paris on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 % of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)

Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)

The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.15% per annum on that Lender’s Available Commitment for the Availability Period to accrue from the Ticking Fee Payment Date.

(b)

The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Arrangement, underwriting and participation fee

The Company shall pay to the Arranger an arrangement, underwriting and participation fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Ticking fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.10% per annum on the uncancelled amount of the Initial Total Commitments.

(b)	The ticking fee is to accrue from the Signing Date until the Ticking Fee Payment Date and is payable on the Ticking Fee Payment Date.

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

French Qualifying Lender means, in respect of a payment of interest made by a French Borrower under this Agreement, a Lender which:

(i)	has its Facility Office in France; or

(ii)

fulfils the conditions imposed by French Law taking into account, as the case may be, any double taxation agreement in force on the relevant date (subject to the completion of any necessary procedural formalities), in order for a payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction.

Qualifying Lender means, in respect of a payment of interest made under this Agreement:

(i)	a French Qualifying Lender; or

(ii)	a Spanish Qualifying Lender; or

(iii)

in respect of a payment of interest made under this Agreement by a Borrower which is neither a resident of France nor a resident of Spain nor a resident of the Netherlands for tax purposes, a Lender which:

(a)

has its Facility Office in the jurisdiction of such Borrower and which meets any requirements under applicable laws and regulations to receive a payment under this Agreement without any Tax Deduction; or

(b)	is a Treaty Lender; or

(c)	is otherwise entitled to receive a payment under this Agreement without any Tax Deduction.

Spanish Qualifying Lender means, in respect of a payment of interest made by a Spanish Borrower under this Agreement, a Lender which is:

(i)

a credit entity or financial credit establishment (entidad de crédito o establecimiento financiero de crédito) resident for tax purposes in the Kingdom of Spain and registered with the Bank of Spain to which the provisions set out in paragraph (c) of Article 59 of Spanish Royal Decree 1777/2004, of 30th July, apply;

(ii)	a Spanish permanent establishment of a non-Spanish financial institution to which the provisions set out in the second paragraph of Article 8.1 of Spanish Royal Decree 1776/2004, of 30th July, apply;

(iii)

resident for tax purposes in a member state of the European Union (other than Spain) or a permanent establishment of such European Union resident located in another member state of the European Union (other than Spain), provided that it is not acting through a territory considered a tax haven pursuant to Spanish law nor through a permanent establishment in Spain with which that Lender’s income is effectively connected; or

(iv)	a Treaty Lender.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

Treaty Lender means a Lender which is entitled to a payment under a double taxation agreement (subject to the completion of any necessary procedural formalities) without a Tax Deduction.

Unless a contrary indication appears, in this Clause 13 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Company shall promptly upon becoming aware that a Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Borrower.

(c)

If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

A Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

(ii)

the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below; or

(iii)

for the purposes of a Spanish Borrower, the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) below.

(e)

If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

A Qualifying Lender and each Obligor which makes a payment to which that Qualifying Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h) (i)

In case of payments made by a Spanish Obligor, on or before the first day upon which the Spanish Obligor is to make a payment to or for the account of a Spanish Qualifying Lender not resident in Spain for tax purposes under the Finance Documents, that Lender shall provide the Spanish Obligor with a tax residence certificate duly issued by the tax authorities of its jurisdiction of residence accrediting that Lender as resident for tax purposes in such jurisdiction or, if a Treaty Lender, with a tax residence certificate duly issued by the tax authorities of its jurisdiction of residence accrediting that Lender as resident for tax purposes in such jurisdiction for the purposes of the applicable treaty or with the corresponding form required under such treaty, if any.

(ii)

In the case of a Lender not resident in Spain for tax purposes that is not a Qualifying Lender but is entitled to a withholding rate lower than that of general application, such Lender shall supply the Spanish Obligor, on or before the first day upon which the Spanish Obligor is to make a payment to it under the Finance Documents, with a tax residence certificate accrediting such Lender as resident in a state which has signed and ratified a treaty for the avoidance of double taxation with Spain providing for that lower withholding rate or, if a Treaty Lender, with a tax residence certificate duly issued by the tax authorities of its jurisdiction of residence accrediting that Lender as resident for tax purposes in such jurisdiction for the purposes of the applicable treaty or with the corresponding form required under such treaty, if any.

(iii)	As such certificate is, at the date hereof, only valid for a period of one year, each Lender will be required to supply further certificates upon expiry of the previous ones.

13.3	Tax indemnity

(a)

The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)

would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)

Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)

compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity)) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);compensated for by the payment of the Mandatory Cost;

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates.

(b)	In this Clause 14.3 (Exceptions), a reference to a Tax Deduction has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)

If any sum due from a Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower shall as an independent obligation within three Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities) Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.3	Conduct of business by a Finance Party

No term of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.	REPRESENTATIONS

Save where otherwise provided, the representations and warranties set out in this Clause are made to each Finance Party by each Obligor for itself and on behalf of each Subsidiary of that Obligor. References in this Clause to it or its include, unless the context otherwise requires, each Obligor and each Subsidiary of that Obligor.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Subsidiaries’ constitutional documents except where (in relation to the Merger Documents only) such conflict would not be materially adverse to the interests of the Lenders; or

(c)

any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets except where (in relation to the Merger Documents only) such conflict would not be materially adverse to the interests of the Lenders.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect except (in relation to the Merger Documents only) where failure to do so would not be materially adverse to the interests of the Lenders.

18.6	Governing law and enforcement

(a)	The choice of French law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in France in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make to a Qualifying Lender under any Finance Document. Each Obligor makes the representation in this Clause 18.7 for itself only and not on behalf of any Subsidiaries of any Obligors.

18.8	No filing or stamp taxes

It is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which has or might reasonably be expected to have a Material Adverse Effect.

18.10	No misleading information

(a)

Any factual information provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)

Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

18.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

18.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.14	Authorisations in place

All authorisations, licences, permits and approvals necessary for the conduct of the business, trade and ordinary activities of the members of the Group have been obtained and effected and are in full force and effect where failure to obtain such authorisations, licences, permits or approvals has, or might reasonably be expected to have a Material Adverse Effect.

18.15	Insurance

All insurances on and in relation to the Group’s business and assets against all material risks which are normally insured against by other companies owning or carrying on similar businesses are subscribed.

18.16	ERISA

(a)

It and its ERISA Affiliates are in compliance with all laws and regulations relating to each of its Plans other than where the non-compliance, singly or in the aggregate, is not reasonably likely to result in a Material Adverse Effect;

(b)	no ERISA Event has occurred and is continuing with respect to any Plan that might, singly or in the aggregate, be reasonably likely to result in a Material Adverse Effect; and

(c)

the aggregate amount of Unfunded U.S. Pension Liability with respect to any Plan maintained for the benefit of U.S. employees and “qualified” under Section 401(a) of the Code (taking into account only Plans with positive Unfunded U.S. Pension Liability) does not exceed an amount that might be reasonably likely to result in a Material Adverse Effect.

18.17	Margin Stock

(a)

No U.S. Group Member is engaged principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” (within the meaning of Regulations T, U and X), any Margin Stock.

(b)

The use of the proceeds of the Loans to pay the Merger Consideration does not result in the proceeds of the Loans or other extensions of credit under this Agreement being used, directly or indirectly, for the purpose of buying or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness that was originally incurred to buy or carry any Margin Stock, or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U and X and none of the proceeds of the Loans or other extensions of credit under this Agreement are otherwise being used in any manner that causes or will cause all or any Loans or other extensions of credit under this Agreement to violate Regulations T, U and X.

(c)

It or any agent acting on its behalf has not taken any action which would cause the Finance Documents or the transactions contemplated thereby to violate, or which would otherwise result in any violation of, any regulation of the Board of Governors of the Federal Reserve System of the United States.

18.18	Other United States Laws

No Obligor is:

(a)	required to be registered as an investment company under the United States Investment Company Act of 1940;

(b)	subject to regulation under any United States federal or state statute or regulation restricting or limiting its ability to incur indebtedness.

(c)	Neither it nor any of its Affiliates:

(i)	is, or is controlled by a Restricted Party;

(ii)	to the best of its knowledge, has received funds or other property from a Restricted Party in breach of any Anti-Terrorism Law; or

(iii)	to the best of its knowledge, is in breach of or is the subject of any action or investigation under any Anti-Terrorism Laws.

18.19	Merger

The Company, Bidco and Merger Sub are in compliance with United States Securities Exchange Act of 1934 and all rules and regulations of the SEC, promulgated thereunder, the rules and regulations of the NASDAQ Stock Market and all other laws, stock exchange rules or other rules of self-regulatory organizations applicable to the Merger or the transactions contemplated by the Merger Documents, in each case, to the extent applicable to any of them.

18.20	Repetition

(a)

The representations and warranties in this Clause 18 are made by each Obligor on the Signing Date and on the Closing Date except for the representations and warranties set out in Clause 18.10 (No misleading information) which are deemed to be made by each Obligor with respect to the Information Memorandum on the date the Information Memorandum (or part of it) is released for distribution in connection with syndication.

(b)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)	the date of each Utilisation Request and the first day of each Interest Period;

(ii)	on the date of each transfer to participating banks during primary syndication,

except that those contained in Clause 18.11 (Financial statements) will cease to be so made in respect of the Original Financial Statements if subsequent Financial Statements have been delivered under this Agreement and shall be made in respect of the most recently delivered Financial Statements; and

(iii)	in the case of an Additional Borrower, the day on which the company becomes (or it is proposed that the company becomes) an Additional Borrower.

(c)

The representation set out in Clause 18.7 (Deduction of Tax) is deemed to be made in the case of an Additional Borrower, the day on which the company becomes (or it is proposed that the company becomes) an Additional Borrower.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years:

(i)	its audited consolidated and unconsolidated financial statements for that financial year; and

(ii)	the audited unconsolidated financial statements of each Obligor for that financial year; and

(b)

as soon as the same become available, but in any event within 120 days after the end of each first half of each of its financial years its consolidated financial statements for that financial half year.

19.2	Compliance Certificate

(a)

The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)

Each Compliance Certificate shall be signed by the Chief Financial Officer of the Company and the Compliance Certificate that is required to be delivered with the consolidated annual financial statements shall set out a list of the Material Companies.

(c)

If the Material Companies do not represent at least 75 per cent. of Consolidated EBITDA and turnover of the Group, then the Company shall designate other members of the Group as Material Companies to ensure that the 75% threshold is complied with.

19.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)

The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)

a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous

(a)	The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(ii)

promptly upon becoming aware of them, the details of any litigation, labour dispute, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which each involve a potential liability or fine in excess of EUR 20,000,000 (or its equivalent in other currencies); and

(iii)	promptly, such further information regarding the financial condition, business and operations of any Obligor or any member of the Group as any Finance Party (through the Agent) may reasonably request.

(b)	Each Obligor must promptly upon becoming aware of it notify the Facility Agent of an Automatic Cancellation Event.

19.5	Notification of default

(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	Use of websites

(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

19.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Clause 24 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Borrower obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

20.	FINANCIAL COVENANTS

20.1	Financial definitions

In this Clause:

Consolidated EBITDA means: the consolidated operating income (Résultat Opérationnel) before any, depreciation, amortisation, provision, impairment losses (dotations et reprises aux amortissements, aux provisions et pertes de valeur) and share-based payment expenses (Charge comptable annuelle liée à l’ensemble des paiements sur base d’actions) as set out in the latest certified audited consolidated annual financial statements of the Group.

Consolidated Equity means for any Relevant Period, the total equity as it appears set out in the latest audited consolidated annual financial statements of the Group.

Consolidated Net Debt means, at any time the consolidated financial indebtedness (Passifs financiers) but including in the case of finance leases, only the capitalised value thereof, less cash and cash equivalent (Trésorerie et équivalents de trésorerie) as set out in the latest audited consolidated annual financial statements of the Group.

Gearing Ratio means the ratio of Consolidated Net Debt to Consolidated Equity in respect of the Relevant Period.

Leverage Ratio means the ratio of Consolidated Net Debt to Consolidated EBITDA in respect of the Relevant Period.

Relevant Period means each twelve month period ending on a Test Date.

Test Date means 31 December of each year.

20.2	Interpretation

(a)

Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)

Any amount in a currency other than euro is to be taken into account at its Euro Equivalent, provided if the amount is to be calculated on the last day of a financial period of the Company, that Euro Equivalent will be calculated on the basis of the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

20.3	Financial Conditions

The Company shall ensure that for each Relevant Period that the:

(i)	Leverage Ratio shall not exceed 3.0; and

(ii)	Gearing Ratio shall not exceed 1.0.

20.4	Financial testing

The financial covenants set out in Clause 20.3 (Financial Conditions) shall be tested by reference to the annual financial statements delivered pursuant to Clause 19.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 in respect of each Obligor and, where applicable, in relation to any member of the Group, remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents except where (in relation to the Merger Documents only) failure to do so would not be materially adverse to the interests of the Lenders and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws and antitrust regulations

(a)

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.

(b)	Each Obligor shall comply with all the terms of any decision of any anti-trust authorities in respect of the Merger.

21.3	Compliance with the terms of the Merger Documents

The Obligors shall comply with the terms of the Merger Documents and shall not amend the terms of the Merger Documents following the execution thereof unless the Agent has been informed within a reasonable period in advance of any proposed amendments.

21.4	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security listed in Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security is removed or discharged within 120 days of the date of acquisition of such asset;

(v)

any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security is removed or discharged within 120 days of that company becoming a member of the Group;

(vi)

any Security arising under clause 18 or 19 of the general terms and conditions (Algemene Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions; or

(vii)

any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (vi) above) does not exceed €30,000,000 in aggregate per annum (or its equivalent in another currency or currencies).

21.5	Disposals

(a)

No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iii)

where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (ii) above does not exceed EUR 50,000,000 (or its equivalent in another currency or currencies) in any financial year.

21.6	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

21.7	Change of Business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

21.8	Maintenance of Insurances

(a)

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

21.9	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, merger consolidation or corporate reconstruction (other than, in relation to Merger Sub, the Merger) unless it is :

(a)	(subject to paragraphs (b) to (d) below), a merger between a member of the Group (other than an Obligor) and another member of the Group; or

(b)	a merger between an Obligor (other than the Company) and another member of the Group where that Obligor is the surviving or absorbing entity; or

(c)	a merger between one or more Obligors (other than the Company) and where the surviving or absorbing entity is an Obligor; or

(d)	a merger involving the Company where the surviving or absorbing entity is the Company,

(each a Merger Operation),

and provided that in the case of an amalgamation, demerger, merger or corporate reconstruction under paragraphs (a) to (d) above:

(i)	the Company must provide reasonable details of the Merger Operation to the Agent in a timely manner prior to its taking place;

(ii)

where the Merger Operation involves an Obligor, the Agent may reasonably require legal opinions from external counsel at the cost and expense of the Company confirming, inter alia, that the obligations of the Obligor under the Finance Documents would remain legal valid, binding and enforceable notwithstanding the Merger Operation;

(iii)

where the Merger Operation involves the Company, the surviving entity remains parent of the Group and its creditworthiness would not, in the reasonable opinion of the Lenders, be adversely affected by the Merger Operation;

(iv)	the place of incorporation and registered head office of the surviving entity remains in a jurisdiction of incorporation of an Obligor before the Merger Operation; and

(v)	the rights of the Finance Parties under any Finance Document would not be impaired or restricted in any way by the Merger Operation.

21.10	Financial Indebtedness

(a)	Except as provided below, no member of the Group may incur or permit to be outstanding any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness owed by a member of the Group to another member of the Group;

(iii)

any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of 120 days from the date of acquisition;

(iv)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business; or

(v)	Financial Indebtedness which in aggregate does not exceed EUR 75,000,000 or its equivalent at any time.

21.11	Acquisitions

No member of the Group may make any acquisition other than a Permitted Acquisition provided that this Clause shall not apply to any share subscription or capital contribution in connection with the payment of the Merger Consideration.

21.12	Federal Reserve Regulations

No U.S. Group Member may use any Loan, directly or indirectly to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

21.13	Compliance with United States Investment Act 1940

(a)

Neither the making of any Loan, nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the Merger or the other transactions contemplated hereby will violate in any material respect any provision of the 1940 Act or the United States Securities Exchange Act of 1934 (as amended, the Exchange Act) or any rule, regulation or order of promulgated by the SEC thereunder.

(b)	No Obligor will use any part of any Loan to acquire any security in a transaction that is in violation of section 13 or 14 of the Exchange Act.

21.14	Anti-Terrorism Laws

No Obligor shall (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person who is a Restricted Party, or (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, to the extent applicable, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law applicable to such Obligor.

21.15	Compliance with ERISA

(a)	No U.S. Group Member or any of its ERISA Affiliates will acquire any liability under any Plan where such liability might reasonably be expected to have a Material Adverse Effect.

(b)	Each Obligor shall promptly upon it becoming aware of it notify the Agent of:

(i)	any Reportable Event;

(ii)	the termination of withdrawal from, or any circumstances reasonably likely to result in the termination or withdrawal from, any Plan subject to Title IV of ERISA; or

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Employee Plan.

(c)

Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets or which might reasonably be likely to have a Material Adverse Effect.

21.16	Certificate of Merger

On the Closing Date, the Company shall provide the Agent with a certified copy of the certificate of merger filed with the Secretary of State of Delaware in connection with the consummation of the Merger.

21.17	Merger Agreement

The Company undertakes to provide the Agent with a fully executed copy of the Merger Agreement immediately following its execution and in any case, no later than the day following the Signing Date.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 (Events of Default) in respect of each Obligor and, where applicable, in respect of any member of the Group, is an Event of Default (save for Clause 22.15 (Acceleration)).

22.1	Non-payment

Any Obligor does not pay on the due date any amount payable pursuant to a Finance Document (except an amount the non-payment of which requires a Borrower to make a prepayment under Clause 8.7 (Mandatory prepayment and cancellation in relation to a single Lender)) at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial Covenants) is not satisfied.

22.3	Merger

Any requirement of Clause 21.16 (Certificate of Merger) or of Clause 21.17 (Merger Agreement) is not satisfied.

22.4	Other obligations

(a)

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment), Clause 21.16 (Certificate of Merger), Clause 22.2 (Financial covenants) and Clause 22.3 (Merger)).

(b)

No Event of Default (other than under paragraph (a) above) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of the Agent giving notice to the Company and the Company becoming aware of the failure to comply.

22.5	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless it is capable of remedy and is remedied within a period of 15 Business Days of the earlier of the date on which:

(a)	the Agent gives notice to the Company; or

(b)	the Company becomes aware of the failure to comply.

22.6	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 22.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 5,000,000 (or its equivalent in any other currency or currencies).

22.7	Insolvency

(a)

An Obligor or any Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, makes a general assignment for the benefit of creditors, commences a voluntary case or proceeding under any U.S. Bankruptcy Law, an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 60 days after the commencement of the case or an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.

(b)

Any Obligor or any Material Company which conducts business in France is in a state of cessation des paiements, or any Obligor or any Material Company becomes insolvent for the purpose of any insolvency law.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any Material Company.

22.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets;

(iv)	enforcement of any Security over any assets of any member of the Group; or

(b)	any analogous procedure or step is taken in any jurisdiction.

(c)	The Company or any member of the Group commences proceedings for conciliation in accordance with articles L.611-1 to L.611-15 of the French Code de Commerce.

(d)

A judgment for sauvegarde, redressement judiciaire or liquidation judiciaire is entered in relation to the Company or any member of the Group under articles L.620-1 to L.670-8 of the French Code de Commerce.

22.9	Creditors’ process

Any of the enforcement proceedings provided for in French law no. 91 650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution affects (the Proceedings) any asset or assets of a member of the Group having an aggregate value of EUR20,000,000 other than proceedings which are being contested in good faith and which are in any case dismissed within 10 Business Days of the commencement of those Proceedings.

22.10	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

22.11	Unlawfulness

(a)

Except as provided in Clause 8.7 (Mandatory prepayment and cancellation in relation to a single Lender), it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12	Cessation of business

The Company or any Material Company ceases, or threatens to cease, to carry on business except as otherwise permitted under this Agreement.

22.13	Material Adverse Effect

Any event or circumstance occurs which:

(a)	materially and adversely affects the business or financial condition of the Group;

(b)	materially and adversely affects an Obligor’s ability to perform with its payment obligations under the Finance Documents; or

(c)	adversely affects the validity or enforceability of, or the effectiveness or the rights or remedies of any Lender under the Finance Documents.

22.14	Audit qualification

The auditors of the Group refuse to certify or qualify the audited annual consolidated and unconsolidated financial statements of the Company except for qualifications of a minor and technical nature.

22.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Company but subject to the mandatory provisions of articles L.620-1 to L.670-8 of the French Code de Commerce:

(a)	declare that an Event of Default has occurred; and/or

(b)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(c)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be:

(i)	immediately due and payable, whereupon they shall become immediately due and payable; and/or

(ii)	payable on demand by the Agent acting on the instructions of the Majority Lenders.

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 23 (Changes to the Lenders), a Lender (the Existing Lender) may:

(i)	assign any of its rights; or

(ii)	transfer any of its rights (including such as relate to that Lender’s participation in each Loan) and obligations,

to another bank or financial institution (the New Lender).

(b)	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender.

23.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, provided that the Company hereby consents to:

(i)	a transfer or assignment to another Lender or an Affiliate of a Lender; and

(ii)	any transfer or assignment if an Event of Default is continuing.

(b)

The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective as among the Finance Parties on:

(i)

receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender has become entitled to the same rights and will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross Up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,500.

23.4	Minimum transfer amount

The	minimum amount of any transfer under this Clause is EUR 5,000,000.

23.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.6	Procedure for transfer

(a)

Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)

The Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:

(i)

to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Obligors and the other Finance Parties under the Finance Documents;

(ii)	the rights and obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)

the Agent, the Arranger, the New Lender and other Lenders shall have the same rights and obligations between themselves as they would have had the New Lender been an Original Lender with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

23.7	Copy of Transfer Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement, send to the Company a copy of that Transfer Agreement.

23.8	Disclosure of information

(a)

Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to any rating agency;

(vii)	to the extent allowed under paragraph (b) below;

(viii)	to another Obligor or any other member of the Group; or

(ix)	with the agreement of the relevant Obligor.

(b)

A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above and this paragraph.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrowers

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.7 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary, with the exception of Ipsen Farmaceutica B.V. and Ipsen Pharma for which such approval is hereby given;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)

the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

(c)

For the purposes of enforcing this Agreement vis-à-vis any Spanish Obligor and determining the liquidity clause (cláusula de liquidez) derived from the Agreement, the Parties expressly agree to notarise by means of póliza the Accession Letter relating to such Spanish Obligor (attaching an original copy of this Agreement signed by all Parties to it as of Signing Date) before a Spanish notary public on the date of accession to the Agreement by any Spanish Obligor.

24.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

24.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.	ROLE OF THE AGENT AND THE ARRANGER

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)

The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document, without having first obtained that Lender’s authority to act on its behalf in those proceedings.

25.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 28.10 (Disruption to Payment Systems etc.)), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the other Finance Parties and the Company.

(b)

Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in France).

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders

(a)

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Agent’s Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and Expenses) and Clause 25.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)

On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution which Finance Parties agree that they will in that connection waive the benefit of Article 1252 of the French Code Civil.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)

that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)

This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)

On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3	Distributions to an Obligor

The Agent may (with the consent of the Borrower or in accordance with Clause 29 (Set-Off) apply any amount received by it for that Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.6	No set-off by Borrowers

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from a Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	SET-OFF

A Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Original Borrower, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)

Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of (i) 365 days for payments made in Sterling or Yen and (ii) 360 days for any other currency or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)

Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties) or this Clause 34 (Amendments and Waivers);

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

35.	GOVERNING LAW

This Agreement is governed by French law.

36.	ENFORCEMENT – JURISDICTION OF FRENCH COURTS

36.1	Jurisdiction

(a)

The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)

Clause 36.1(a) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, each Borrower (other than a Borrower otherwise domiciled in Paris) irrevocably elects domicile at the registered office of the Company for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings referred to above.

37.1	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

37.2	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

37.3	USA Patriot Act

Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE ORIGINAL OBLIGORS

Name of Original Obligor	Registration number (or equivalent, if any)

Ipsen SA	419 838 529 RCS Paris

Beaufour Ipsen Pharma SAS (with a share capital of €11,754,665 and its registered office at 24 rue Erlanger 75016, Paris)	382 699 031 RCS Paris

Name of the Guarantor under the First Demand Guarantee	Registration number (or equivalent, if any)

Ipsen SA	419 838 529 RCS Paris

PART 2

THE ORIGINAL LENDERS

Name of Original Lender	Facility Commitment (EUR)

Société Générale	300,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO SIGNING

1.	Original Obligors

(a)	An original K-bis extract for the Company, not more than one month old.

(b)	A copy of the following constitutive documents of each Original Obligor:

(i)	Company:

- Statuts

(ii)	Beaufour Ipsen Pharma SAS

- Statuts.

(c)	A certificat de non faillite (non bankruptcy certificate) or an equivalent document for each Original Obligor, not more than one month old.

(d)	Evidence that the persons who have signed the Finance Documents on behalf of each Original Obligor was duly authorised so to sign.

(e)

Certified copy of resolutions of the board of directors of each Original Obligor or other relevant corporate body authorising (where relevant) the terms of the Merger and the signing of the Finance Documents in including a certified copy of a resolution of the board of directors of the Guarantor taken in accordance with article L.225-35 of the French Code de Commerce, approving the terms of the First Demand Guarantee given by it and authorising a specified person or persons, on its behalf, to execute that First Demand Guarantee.

(f)	A specimen of the signature of each person referred to in paragraph (d) above and, if relevant, of each person authorised by the resolution referred to in paragraph (e) above.

(g)

A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A draft legal opinion of Allen & Overy LLP, legal advisers to the Arranger and the Agent in France.

(b)	A draft legal opinion of Freshfields, the legal advisers to the Obligors in France in respect of the status and capacity of the Obligors incorporated in France to enter into the Finance Documents.

3.	Other documents and evidence

(a)	Final draft of the Merger Agreement as approved by the board of directors of the Company dated as at the date of the Agreement.

(b)	The Original Financial Statements.

(c)	The First Demand Guarantee (issued on the Signing Date).

(d)	“Know your customer” documents.

(e)	A list of the Material Companies.

PART 2

CONDITIONS PRECEDENT TO THE FIRST DRAWING

1.	If no Automatic Cancellation Event has occurred

(a)	Certification by a duly authorised signatory of the Company that Merger Documents are completed and that the conditions to the Merger Documents have been satisfied or waived.

(b)	A certificate from the Company in form and substance reasonably satisfactory to the Agent:

(i)	attaching:

(A)	a certified copy of the Merger Agreement, and any amendments, modifications, supplements and attachments thereto since the Signing Date; and

(B)	a copy of the certificate of merger with respect to the Merger to be filed with the Secretary of State of the State of Delaware; and

(ii)	confirming that:

(A)	the Merger shall promptly be consummated in accordance with the Merger Agreement and in compliance with applicable laws and regulatory approvals; and

(B)

the waiting period applicable to the consummation of the Merger under the Hart-Scott Rodino Act, if any, and under any other Laws in the United States, Austria and Germany shall have expired or been terminated.

(c)	Evidence of payment of all fees, costs and expenses then due by the Borrowers under the Finance Documents.

(d)

All signed agreed form legal opinions from counsel to the Agent and from counsel to the Obligors approved by the Agent and addressed to the Finance Parties as set out in paragraph 2 of Part 1 Conditions Precedent to Signing.

(e)	Repayment of any amounts due under and cancellation of any bilateral facility between the Company and any Lender.

(f)

A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 2 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of first drawdown.

2.	If an Automatic Cancellation Event has occurred

(a)	Evidence of payment of all fees, costs and expenses then due by the Borrowers under the Finance Documents.

(b)

All signed agreed form legal opinions from counsel to the Agent and from counsel to the Obligors approved by the Agent and addressed to the Finance Parties as set out in paragraph 2 of Part 1 Conditions Precedent to Signing.

(c)	Repayment of any amounts due under and cancellation of any bilateral facility between the Company and any Lender.

(d)

A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 2 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of first drawdown.

PART 3

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL BORROWER

1.	An Accession Letter, duly executed by that Additional Borrower and the Company.

2.	A K-bis extract (or equivalent document from any jurisdiction other than France) for the Additional Borrower (other than a Dutch Obligor) not more than one month old.

3.

A copy of the constitutional documents of the Additional Borrower and if that Additional Borrower is incorporated in Spain, a certificate of the Mercantile Registry (certificado registral) evidencing: (i) registration and incorporation of that Additional Borrower under Spanish Law; and (ii) an up-to-date copy of its company by-laws including any amendments since the incorporation of that Additional Obligor.

4.	Evidence that the person(s) who ha(s)(ve) signed the Accession Letter on behalf of that Additional Borrower and the Company was duly authorised so to sign.

5.	A specimen of the signature of each person referred to in paragraph 4 above.

6.

A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part 3 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

8.	If available, the latest audited financial statements of the Additional Borrower.

9.	A legal opinion of Allen Overy LLP, legal advisers to the Arranger and the Agent in France in a form reasonably satisfactory to the Arranger and the Agent.

10.	In relation to any French Obligor, a legal opinion from the legal advisors to the Obligors in a form reasonably satisfactory to the Arranger and the Agent.

11.

If the Additional Borrower is incorporated in a jurisdiction other than France, legal opinions from legal advisers in the jurisdiction in which the Additional Borrower is incorporated according to market practice of the relevant jurisdiction in a form reasonably satisfactory to the Arranger and the Agent.

12.	In relation to any Dutch Obligor:

(a)	If applicable, an unconditional positive works council advice (advies) satisfactory to the Agent in respect of the transactions contemplated by the Finance Documents.

(b)

A copy of a resolution of the managing board of each Dutch Obligor satisfactory to the Agent and approving the terms of the Merger and the signing of the Finance Documents and including a confirmation that it does not have a works council (ondernemingsraad) having jurisdiction over the transactions contemplated by the Finance Documents to which it is (or will become) a party.

(c)

If applicable, a copy of a resolution of the supervisory board of each Dutch Obligor satisfactory to the Agent and approving the terms of, and the transactions contemplated by, the Finance Documents to which it is (or will become) a party.

(d)	A copy of a resolution of the sole shareholder or general meeting of shareholders (as applicable) of each Dutch Obligor satisfactory to the Agent and:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is (or will become) a party; and

(ii)

designating each member of the managing board of that Dutch Obligor and any attorney-in-fact to whom a power of attorney has, or will be granted, in connection with the transactions contemplated by the Finance Documents, as a special representative, notwithstanding that a conflict of interest (tegenstrijdig belang) may exist or resolving that it will not designate any specific person to represent the Dutch Obligor pursuant to the authority of the shareholder(s) of the relevant Dutch Obligor under Section 2:256 of the Dutch Civil Code (as applicable).

13.	In relation to any Spanish Obligor:

(a)

a notarised certificate (certificación elevada a público) of the resolutions of the sole shareholder or general meeting of shareholders (as applicable) of each Spanish Obligor satisfactory to the Agent approving the terms of, and the transactions contemplated by, the Finance Documents to which it is (or will become) a party;

(b)

a notarised certificate (certificación elevada a público) of the resolutions of the managing body of each Spanish Obligor, satisfactory to the Agent approving the terms of, and the transactions contemplated by, the Finance Documents to which it is (or will become) a party and appointing attorneys of the Spanish Obligor to execute the Finance Documents; and

(c)	a copy of the relevant PE-1 or PE-2 form, as applicable, duly filed at the Bank of Spain in order to be granted with the relevant NOF (Número de Operación Financiera) by the Bank of Spain.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]

To:	[Agent]

Dated:	[°°°°°°°°]

Dear Sirs,

IPSEN SA –EUR 300,000,000 Facility Agreement dated [°°°°°°°°] (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[°°°°°°°°] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[°°°°°°°°]

Amount:	[°°°°°°°°] or, if less, the Available Facility

Interest Period:	[°°°°°°°°]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

........................................................
authorised signatory for

[name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.

The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

% per annum

(b)	in relation to a Loan in any currency other than sterling:

% per annum

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.

Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.

The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.

The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER AGREEMENT

This Transfer Agreement is made on [°°°°°°°°]

BETWEEN:

(1)	[°°°°°°°°] (the Existing Lender)

AND:

(2)	[°°°°°°°°] (the New Lender)

WHEREAS:

(A)

The Existing Lender has entered into a multicurrency term loan facility in an aggregate amount equal to EUR 300,000,000 (three hundred million) under a facility agreement dated [°°°°°°°°], between Ipsen S.A., the Original Borrowers listed in Part 1 of Schedule 1 to that facility agreement, the Financial Institutions listed in Part 2 of Schedule 1 to that Facility Agreement

[°°°°°°°°] acting as Arranger, and [°°°°°°°°] acting as Agent of the Lenders (the Facility Agreement).

[The Additional Borrowers listed in Schedule 1 attached to this Transfer Agreement have become “Additional Borrowers” in accordance with Clause 24.2 (Additional Borrowers) of the Facility Agreement.]

(B)

The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] [the part specified in Schedule 2 of this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in Schedule 2 to this Transfer Agreement.

(C)	Terms defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED as follows:

1.

The Existing Lender and the New Lender agree to the transfer (cession) of [all] [the part specified in Schedule 2 of this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in Schedule 2 to this Transfer Agreement in accordance with Clause 23.6 (Procedure for transfer) of the Facility Agreement.[1]

2.	The proposed Transfer Date is [°°°°°°°°].

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in Schedule 2 of this Transfer Agreement.

4.	The New Lender acknowledges the limitations on the Existing Lender’s liabilities set out in Clause 23.5 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

5.	The New Lender confirms to the other Finance Parties represented by the Agent that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

[1]

The New Lender may, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Obligors in accordance with article 1690 of the French Code Civil.

6.	This Transfer Agreement is governed by French law. The Tribunal of Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.

SCHEDULE 1

NAME OF ADDITIONAL BORROWERS

SCHEDULE 2

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as [°°°°°°°°].

[Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:         [°°°°°°°°] as Agent

From:    [Subsidiary including relevant details such as legal form, registered address (if any) and registration number (if any)] and [Company]

Dated:    [°°°°°°°°]

Dear Sirs,

IPSEN SA – EUR 300,000,000 Facility Agreement dated [°°°°°°°°] (the Agreement)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

[Subsidiary] agrees to become an Additional [Borrower] and to be bound by the terms of the Facility Agreement as an Additional [Borrower] pursuant to Clause 24.2 (Additional Borrowers) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:[°°°°°°°°]

Fax No:[°°°°°°°°]

Attention:[°°°°°°°°]

4.	This Accession Letter is governed by French law.

[Company]	[Subsidiary]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:         [°°°°°°°°] as Agent

From:    [resigning Obligor including relevant details such as legal form, registered address (if any) and registration number (if any)] and [Company]

Dated:    [°°°°°°°°]

Dear Sirs

IPSEN SA – EUR 300,000,000 Facility Agreement dated [°°°°°°°°] (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 24.3 (Resignation of a Borrower), we request that [resigning Obligor] be released from its obligations as an Borrower under the relevant Finance Document.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	the Borrower is under no actual or contingent obligations as an Borrower under any Finance Documents.

4.	This Resignation Letter is governed by French law.

[Company]	[Subsidiary]

By:	By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:        [°°°°°°°°] as Agent

From:    [Company]

Dated:   [°°°°°°°°]

Dear Sirs,

IPSEN SA – EUR 300,000,000 Facility Agreement dated [°°°°°°°°] (the Agreement)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	[We confirm that: [Insert details of covenants to be certified]]

3.	We confirm that the following companies were Material Companies at [relevant Testing Date].

4.	[We confirm that no Default is continuing.][2]

Signed:	.............................................................	.............................................................

	Director	Director

	of	of

	[Company]	[Company]

[2]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

EXISTING SECURITY

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured

Ipsen SA	none	none

Beaufour Ipsen Pharma SAS	none	none

SCHEDULE 10

TIMETABLES

	Loans in euro or in Optional currencies other than Sterling	Loans in Sterling	Loans in other currencies

Request for Approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))			11.00 a.m six Business Days prior to the proposed Utilisation

Approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))			11.00 a.m. five Business Days prior to the proposed Utilisation

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)			4.00 p.m. four Business Days prior to the proposed Utilisation

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	11.00 a.m. three Business Days prior to the proposed Utilisation	11.00 a.m. one Business Day prior to the proposed Utilisation.	11.00 a.m. three Business Days prior to the proposed Utilisation

Agent determines (in relation to a

Utilisation) the Base Currency

Amount of the Loan, if required

under Clause 5.4 (Lenders’

participation) and notifies the

Lenders of the Loan in

accordance with Clause 5.4

(Lenders’ Participation°

	12.00 p.m. three Business Days prior to the proposed Utilisation.	12.00 p.m. one Business Days prior to the proposed Utilisation.	12.00 p.m. three Business Days prior to the proposed Utilisation.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	5.p.m three Business Days prior to the proposed Utilisation		5.p.m three Business Days prior to the proposed Utilisation.

	Loans in euro or in Optional currencies other than Sterling	Loans in Sterling	Loans in other currencies

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	5.p.m three Business Days prior to the proposed Utilisation		5.p.m three Business Days prior to the proposed Utilisation

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time for Utilisations in euro and London time for all other Utilisations)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

SIGNATORIES

Executed in Paris

On 4 June 2008

In five (5) original copies

The Company

JEAN-LUC BELINGARD
IPSEN SA
By: Jean-Luc Belingard

The Original Borrower

JEAN-LUC BELINGARD
BEAUFOUR IPSEN PHARMA SAS
By: Jean-Luc Belingard

The Mandated Lead Arranger

VINCENT ESCALLIER
SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING
By: Vincent Escallier

The Agent

VINCENT ESCALLIER
SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING
By: Vincent Escallier

The Original Lender

VINCENT ESCALLIER
SOCIÉTÉ GÉNÉRALE
By: Vincent Escallier